                   AGREEMENT AND PLAN OF BUSINESS COMBINATION

       THIS AGREEMENT, made and entered into this 11 day of April, 1998, by and between 1-800-CONSUMER INTERNATIONAL, INC., a Delaware corporation ("1-800"), and INTERNATIONALE SHOPPING ALLIANCE, INC., a Minnesota corporation ("ISA");

       WITNESSETH, whereas 1-800 is an inactive public corporation which has recently reorganized and discontinued its former operational business, and for some time it has been evaluating various active businesses for acquisition by 1-800; and further whereas ISA is a development stage corporation which is in the process of becoming engaged in the business of development and marketing a diversified multi-media shopping business employing electronic interactive home shopping through a television home shopping network as well as telemarketing and internet shopping channels for general consumers nationally and even the worldwide retail marketplace;

       FURTHER WHEREAS the parties hereto now mutually desire to enter into a business combination pursuant to the terms of this Agreement which provide for a stock exchange merger whereby 1-800 common stock will be exchanged for all of the outstanding common stock of ISA on the terms and conditions contained herein, after which ISA shall become a wholly-owned subsidiary of 1-800 under its new name - "ISA Internationale Inc."

       NOW THEREFORE, for valuable consideration and upon the mutual representations, warranties, covenants, conditions and understandings contained herein, the parties hereto agree as follows:

       1. PLAN OF BUSINESS COMBINATION - It is the agreement and intention of both parties hereto that all of the outstanding common capital stock of ISA shall be transferred and exchanged hereunder solely for voting common stock of 1-800, and it is also the intention and understanding of both parties hereto that this transaction shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended, and any related sections thereunder.

       2. RESTRICTED SECURITIES - All common shares of 1-800 issued incident to this Agreement shall be "restricted securities" as that term is defined in federal and relevant state securities laws and regulations, basically meaning that such shares will not be registered under either federal or any state securities laws, and will be taken by the shareholders of ISA for long-term investment in the combined business of the parties hereto, and not with a view toward further transfer, resale or other disposition thereof; and accordingly any future transfer or disposition of such shares must either (i) be registered under relevant federal and state securities laws, or (ii) satisfy an appropriate exemption from such registration such as Rule 144 of the Securities Act of 1933. Any share certificates issued by 1-800 to consummate this business combination will bear a standard restrictive legend as appropriate to evidence such investment intent of the current shareholders of ISA.

       3. EXCHANGE OF SECURITIES - Both parties hereto agree that all of the outstanding common stock of ISA shall be exchanged for common stock of 1-800 on the basis of one share of 1-800 common stock for each share of outstanding ISA common stock; provided, however, that (i) 1-800 shall not be required to issue any more than 17,100,000 common shares of 1-800 incident to this stock exchange, and (ii) this one-for-one exchange ratio is based on the common shares of 1-800 after it completes its pending 1-for-2 reverse stock split. Upon completion of this stock exchange, ISA shall become a wholly-owned subsidiary of 1-800.

       4. DELIVERY OF SECURITIES - On the Closing Date of this business combination, ISA shall deliver to 1-800 certificates for all outstanding common capital stock of ISA duly endorsed for transfer to 1-800; and simultaneously thereto 1-800 shall submit an appropriate instruction letter to its independent transfer agent which instructs such independent transfer agent to issue fully paid and nonassessable restricted common stock certificates to all current shareholders of ISA as necessary to effect the complete stock exchange required by this business combination.

       5. CLOSING DATE - The Closing Date of this business combination shall be within five (5) days after this Agreement has been approved by the shareholders and/or directors of the parties hereto as required by the respective corporation laws of their states of incorporation and their respective bylaws.

       6. SUBMISSION OF AGREEMENT TO SHAREHOLDERS AND DIRECTORS - Approval of this Agreement shall be obtained from the Boards of Directors of each constituent corporation hereto as required by their respective bylaws either by Written Action or duly held directors' meetings, which respective Board resolutions shall require this Agreement to be submitted to their respective shareholders (either by Written Action or a duly held shareholders' meeting) for shareholder approval of each party hereto pursuant to Delaware or Minnesota corporate law, as the case may be, and the provisions of the respective Bylaws of each party hereto. Accordingly, the respective and appropriate officers of each corporation hereto shall prepare the necessary documents, resolutions and Notices to Shareholders required to effectuate this business combination promptly, with the intention of both parties hereto being that this business combination snail be consummated as soon as possible.

       7. MANAGEMENT OF 1-800 AFTER CLOSING - A new Board of Directors shall replace the current Board of Directors of 1-800 effective upon the closing of this Agreement with the number and members of such new Board of Directors being those nominees selected by ISA, provided that one of the current members of the 1-800 Board of Directors shall remain on the post-closing Board of Directors. Such new Board of Directors also shall immediately elect the executive officers of the combined company to serve after the closing of this Agreement.

       8. CONDUCT OF BUSINESS - Between the date of this Agreement and the Closing Date, ISA shall conduct its business in a normal and customary manner in accordance with its existing preoperating policies and practices and shall (i) preserve its business organization and business plan intact, (ii) not sell any assets other than in accordance with its current business plan or in the ordinary course of business, (iii) not incur any liabilities or obligations other than in the ordinary course of its preoperating business, (iv) not issue any shares of capital stock which would cause ISA to have outstanding capital stock exceeding 17,100,000 shares, and (v) preserve all financing relationships with which its is engaged in obtaining working capital for future business operations.

       Between the date of this Agreement and the Closing Date, 1-800 shall remain inactive regarding any business transactions and shall (i) preserve it business organization and corporate structure intact, (ii) not sell or encumber any assets without the written consent of ISA, (iii) not incur any further liabilities or obligations, except for expenses incident to this business combination, (iv) preserve any goodwill with its shareholders and associates, and (v) not issue any shares of capital stock which would cause 1-800 to have outstanding capital stock exceeding 1,400,000 shares after completing its pending 1-for-2 reverse stock split

       9. CONSUMMATION OF TRANSACTION - Each of 1-800 and ISA and their respective executive officers shall use theiR best efforts to cause all conditions precedent to their respective obligations under this Agreement to close this business combination, or any transactions contemplated hereby to be satisfied prior to closing, to be completed or satisfied as promptly as possible, including but not limited to obtaining all required consents, waivers, amendments, modifications, approvals, authorizations and meetings.

       10. CONDITIONS PRECEDENT - The following shall be completed prior to consummating this business combination:

         a) 1-800 shall have changed its name to ISA Internationale Inc.
         b) 1-800 shall have completed its 1-for-2 reverse stock split.
         c) 1-800 shall have obtained a new CUSIP number for its common stock certificates and shall have notified the NASD Bulletin Board of the new name and the reverse stock split as required by their rules.
         d) Both 1-800 and ISA shall have commenced their respective audits for the 1997 yearend period in order to position the combined company to make a filing for a Form 10 SEC registration as soon as possible.

       11. DUE DILIGENCE INVESTIGATIONS - Between the date of this Agreement and the Closing Date, the parties hereto and their respective representatives may make such investigations of each other and their respective businesses and records, affairs, financial positions and assets and liabilities as each of the parties deems necessary or advisable in furtherance of this Agreement and its terms, including having access to the premises and books of each other at all reasonable times; and the executive officers of each corporation hereto shall furnish to each other whatever financial and operational data and information with respect to each other as is reasonably requested by the other party.

       Neither 1-800 or ISA or any of their management or other representatives shall disclose any private or confidential information on the other party which was obtained or discovered in connection with their respective due diligence review and investigation of each other incident hereto. In the event this business combination does not take place as contemplated for any reason whatsoever, 1-800 and ISA shall then return to each other all documents, papers and any other written and graphic materials obtained by them during the due diligence reviews and investigations carried on pursuant hereto.

       12. REPRESENTATIONS AND WARRANTIES OF PARTIES - The parties hereto jointly and severally represent and warrant to each other the following:

       a) All respective outstanding capital stock of each corporation has been legally and validly issued and is fully paid and nonassessable, and none of such shares of either corporation have been issued in violation of any preemptive or similar rights, or in violation of any relevant federal or state securities law.

       b) None of the common shares of either corporation is subject to any voting trust or other such restrictive agreement which would restrict their transfer.

       c) There are no options or warrants outstanding in either corporation, and none are contemplated, other than those which have been already disclosed prior to entering into this Agreement.

       d) Neither corporation hereto owns, directly or indirectly, any shares of capital stock or other equity interest of any other corporation or unincorporated business entity; nor does either corporation hereto have any obligations, direct or indirect, to purchase or subscribe for any such equity interest in a third party; nor does either corporation hereto have any obligation to advance or loan money to any third party corporation, associate, affiliate, individual or unincorporated entity.

       e) Each corporate party hereto is duly organized, validly existing and in good standing in its state of incorporation, and each has full corporate power and authority to own and operate their properties and assets and carry on any business presently and formerly conducted by each of them.

       f) This Agreement is a valid and binding agreement of each party hereto, and compliance with the terms and conditions of this Agreement by each party hereto will not result in (i) a breach or default under the Articles of Incorporation or Bylaws of either party, (ii) a breach or violation under any lien, pledge, security interest or other encumbrance on assets to which either party is subject, (iii) a breach or default of any term or provision of any agreement, lease, contract, note, mortgage or other obligation of either corporation, or of any law, rule, ordinance or regulation, or governmental judgment or decree or license to which either party is subject, unless such breach is of a technical or minimal nature so as to not have a material adverse effect on the financial condition, properties, business or results of operations of either corporation hereto.

       g) Neither corporation hereto is subject to any pending litigation or governmental proceedings not reflected in their financial statements or otherwise disclosed to the other party incident to negotiating this agreement; and no litigation, claims, assessments or proceedings have been threatened against either party unless disclosed to the other party prior to entering into this Agreement.

       h) The officers of each corporation executing this Agreement are duly authorized to execute this Agreement on behalf of their respective corporations.

       i) All financial statements which have been submitted to either party by the other party incident to this business combination agreement and any negotiations in respect thereto, and any financial statements to be submitted to perform future due diligence by either party, have been, or will be, complete and accurate for the dates and periods indicated thereon and fairly present the financial condition and operations for the periods covered; and there are no material liabilities, either fixed or contingent, not reflected in such financial statements.

       j) There have been no material changes in the financial position of either corporate party hereto since the time of the most current financial statements submitted to each other, other than changes in the ordinary course of business transactions.

       k) Neither party hereto has any material governmental taxes or assessments due incident to its properties or business operations other than what has already been disclosed to the other party on financial statements already provided to the other party. Each party hereto has paid any and all income or other taxes due in respect to its business and properties, and neither party is in material default in filing any tax returns, forms or reports which are required to have been filed prior to the date of this Agreement.

       l) Each corporation has good and marketable title to any assets owned by it, free and clear of all mortgages, liens or encumbrances except for any reflected in the financial statements of either party hereto.

       m) All corporation record books, financial records, minute books and other corporate documents or financial statements of each party hereto shall be made available to the other party prior to the closing of this business combination.

       n) Each party hereto has complied with all state and federal laws and regulations regarding their respective incorporations and past issuances and/or sales of securities, and no contingent liability exists against either corporate party hereto regarding such incorporations or issuances of securities.

       o) Neither corporate party hereto has any material outstanding debt other than what has been disclosed to the other party in financial statements or other written disclosure provided prior to the execution of this Agreement.

       p) As of the date hereof, and as of the Closing Date, each corporate party hereto will have, to the best of their respective knowledge and belief, disclose to each other all events, conditions and facts materially affecting the business and prospects of each corppration hereto; and neither party has now, and will not at the Closing Date, have withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect the business, worth or prospects of such party.
       q) The record of all issuances and transfers of common stock of 1-800 have been maintained by its independent transfer agent in good and current order and accurately reflects the record ownership of all issued and outstanding common stock of 1-800. In addition, prior to closing of this Agreement, ISA will sumbit a record of all stock ownership of ISA common stock which will likewise reflect the record ownership of all issued and outstanding common stock of ISA in good, current, and accurate order.
       r) 1-800 is in good standing with the NASD Bulletin Board and its stock is available for quoting by market makers who desire to enter such quotation system and conduct market-making transactions in 1-800 common stock.

       13. MUTUAL COVENANTS - 1-800 and ISA both hereby covenant, warrant and agree that from the date hereof to the Closing Date of this Agreement, unless express written permission is obtained from the other party, each party shall:
       (i) conduct their respective business and operations pursuant to their respective business plans and not outside the normal and ordinary course of business;
     (ii) not make any material increase in debt or encumbrances against any assets or properties owned by either party, and shall not transfer or sell any of such assets or properties;
    (iii) not make any termination, change or violation of any lease, contract, license or other commitment having a material adverse effect on the business or assets of either party;
     (iv) neither party shall declare any cash dividend or stock dividend; neither shall either party make any distribution to shareholders of any kind by way of liquidation dividend, partial distribution, redemption or otherwise;
     (v) pay no bonuses or salary increases or extraordinary compensation to officers or directors or enter into employment contracts unless consented to by the other party in writing;
     (vi) not make any loan, advance or material transaction with any officer, director, affiliate or associate without the express written consent of the other party;
    (vii) make no purchase of real property or material personal property other than in the ordinary course of business or with the written consent of the other party;
   (viii) not amend any bylaws, articles of incorporation or make any material changes in accounting or financial practices other than contemplated by the terms of this Agreement;
     (ix) not borrow any money unless consented to in writing by the other party;
      (x) not enter into any other business combination or letter of intent thereto for a merger or similar arrangement with a third party, or offer assets or capital stock to a third party in a business combination, unless this Agreement has been terminated in accordance with its terms;
     (xi) Each party hereto warrants and represents hereby that any information or data supplied to the other party from the date hereof for the purpose of furthering or consummating this business combination, shall not contain any statement which, at the time and in the light of the circumstances under which it is offered or made, is false or misleading with respect to any material fact.

       14. SURVIVAL AND ACCURACY OF REPRESENTATIONS AND WARRANTIES - Prior to the Closing Date of this Agreement, neither party hereto shall enter into any transaction or take any action, and each party hereto shall use its best efforts to prevent the occurrence of any event, which would result in any of the representations, warranties or covenants contained herein (or in any agreement, document, or instrument delivered pursuant hereto) not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

       All representations, covenants and warranties contained herein shall survive the Closing Date of this Agreement and the consummation of the transactions hereby for two years from the date hereof; provided, however, that the parties hereto agree that no officer, shareholder, or director of either party hereto shall be personally liable for any damages, liabilities or expenses resulting from the inaccuracy or incompleteness of any representation or warranty contained herein which is made in good faith.

       15. CLOSING CONDITIONS - Unless waived in writing, all obligations of the parties hereto under this Agreement are subject to fulfillment of the following conditions prior to or as of the Closing Date:
       i) The representations and warranties herein and in any documents or certificates delivered incident hereto shall be true and correct in all material respects at and as of the Closing Date as though such warranties and representations were made at and as of such time;
      ii) all conditions precedent to the consummation of this Agreement shall be satisfied or waived by the other party;
     iii) Both parties shall have complied with and performed all material terms of this Agreement necessary to complete this business combination;
      iv) This Agreement shall have been approved by the directors/shareholders of the parties hereto as required by their respective corporate laws;
       v) The common shares being issued by 1-800 in this transaction shall be issued pursuant to all corporate action legally taken for their issuance, and shall be fully paid and nonassessable and issued in whatever certificate amounts are required to exchange for all outstanding common stock of ISA, and such certificates shall be in proper form and amount and carry the standard restrictive legend to satisfy the requirements of securities laws regarding their exemption from registration;
      vi) As of the Closing Date, neither party shall have any outstanding securities other than one class of common shares;
     vii) Each party hereto shall have completed its due diligence review of the business and financial records of the other party and shall be satisfied therewith;
    viii) There shall be no pending action or proceeding seeking to enjoin or impair the consummation of this business combination; and
      ix) There shall have been no material adverse change in the business or financial condition of either corporate party hereto; and
       x) No material claim, suit action or governmental proceeding shall be pending or threatened against either corporate party hereto, which if adversely determined would prevent or materially hinder the consummation of this business combination, or result in the payment of substantial damages as a result thereof.

       16. EXPENSES OF PARTIES AND NO FINDER - Each party hereto shall pay its legal, accounting and any other incidental expenses incident to the negotiation, entering into, and consummation of this business combination; and each party hereto also shall pay its respective audit expenses to complete their respective audits for the planned Form 10 registration with the SEC. Each party hereto also hereby represents that no finder or similar person is involved in this business combination, and each party thereby owes no fees to any "finding" person as to the business combination.

       17. CLOSING - Upon the Closing of this Agreement, the following transactions shall occur or have occurred, all of which shall be deemed to be simultaneous:
             a) ISA and its shareholders shall have delivered to 1-800 all stock certificates representing outstanding common stock of ISA, duly endorsed thereon for exchange pursuant to this Agreement; and
             b) 1-800 shall have delivered appropriate instructions to its independent transfer agent to cause the issuance promptly of certificates for all shareholders of ISA exchanging their ISA common stock hereby, in the same amount as currently held pursuant to the one-for-one share exchange under this Agreement; and
             c) If required by either party hereto, each party shall deliver to the requesting party a Certificate of President and Certificate of Incumbency (which may be on the same document) certifying that all representations and warranties made in this Agreement by such party are true and correct as of the Closing Date, and certifying and including the current signatures of all officers and directors of the party.
             d) Each corporate party hereto shall deliver at Closing Date certified copies of resolutions of the respective Boards of Directors and Shareholders of each party adopting and approving this Agreement and business combination; and
             e) Each party hereto also shall furnish the other party with whatever instruments and documents as are required to be delivered pursuant to this Agreement, or which may be reasonably requested in furtherance of the intent and provisions hereof.

       18. TERMINATION - This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing Date:
        i)  by written mutual consent of both parties hereto; or
       ii) by either party hereto, if there has been a material misrepresentation or breach of the warranties herein of a material nature by the other party; provided, however, that if such breach can and is cured by the breaching party within 15 days of notification in writing to the breaching party by the other party, it shall not constitute grounds for termination; or
     iii) by either party hereto, if a material term of the closing conditions or conditions precedent are not satisfied, unless the party not required to perform such condition has waived its performance in writing; or
      iv) by either party hereto if the Closing has not taken place by May 15, 1998.

       19. GENERAL -

       I. NOTICES - Any and all notices required hereunder shall be in writing and hand-delivered or sent by certified mail, directed as follows:

          If to 1-800: Dennis Postma        If to ISA: Gerald Durand
                       20355 Harrow Ave.               218 Central Ave-Suite 111
                       Forest Lake, MN 55025           Faribault, MN 55021

     II. SEVERABILITY - If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

    III. WAIVER - Any failure on the part of a party hereto to comply with any of the terms and conditions of this Agreement may be waived in writing by the other party hereto.

    IV. ENTIRE AGREEMENT - This Agreement constitutes the entire agreement for this business combination, and supersedes and cancels any prior written or oral agreements or understandings regarding the subject matter hereof; and this Agreement cannot be amended or modified unless by mutual written consent of all parties hereto.

      V. PARTIES IN INTEREST AND ASSIGNMENT - This Agreement shall inure to the benefit of and bind the parties hereto, and their respective successors, legal representatives or authorized assigns, as the case may be; provided, however, that neither party hereto shall assign any interest in this Agreement without the express written consent of the other party hereto.

     VI. EXPENSES IF ABANDONED OR TERMINATED - In the event this Agreement is terminated incident to its terms, or abandoned by mutual consent of both parties hereto for any reason or purpose, each party hereto shall pay its own expenses incident to preparation for and any other matters related to the subject matter of this Agreement.

    VII. GOVERNING LAW - This Agreement shall be governed by the laws of the State of Minnesota, except as Delaware corporate law is relevant to the corporate approval and filing of this business combination due to 1-800 being a Delaware corporation.

  VIII. COUNTERPARTS - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the above parties hereto have executed this Agreement as of the day and year first above written.

                                    1-800 Consumer International, Inc.

                                    By   /s/ Keith P. Rowland,
                                      ------------------------------------
                                         Keith P. Rowland, President

                                    And  /s/ Dennis D. Postma
                                       -----------------------------------
                                         Dennis D. Postma, Secretary

                                    Internationale Shopping Alliance, Inc.

                                    By   /s/ Gerald J. Durand
                                       -----------------------------------
                                         Gerald J. Durand, President